Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 15, 2021 with respect to the consolidated financial statements of PlaySight Interactive Ltd. included in the Registration Statement (Form S-1) and the related Prospectus of Slinger Bag Inc. registration its shares of its common stock.

January 18, 2022	/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global